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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

GLOBAL CROSSING AIRLINES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56409	86-2226137
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

4200 NW 36th Street, Building 5A

Miami International Airport
Miami, FL 33166

(Address of Principal Executive Office) (Zip Code)

(786) 751-8503

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Securities registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001
Class B non-voting common stock, par value $0.001

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

See the information set forth in Item 2.03 below, which descriptions are incorporated in their entirety by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 9, 2025, Global Crossing Airlines, Inc., a Delaware corporation (the “Subsidiary”), as purchaser, which is a subsidiary of Global Crossing Airlines Group Inc., a Delaware corporation (the “Company”), entered into that certain Aircraft Sale Agreement, with Wilmington Trust Company, not in its individual capacity but solely as owner trustee (the “Seller”), as seller (the “Aircraft Sale Agreement”), for the purchase and financing of one (1) used Airbus A320-214 aircraft bearing manufacturer’s serial number MSN 3101 (the “Aircraft”). The Aircraft was previously leased by the Subsidiary from Seller pursuant to a dry aircraft operating lease agreement which lease agreement was terminated simultaneously with the consummation of the purchase of the Aircraft under the Aircraft Sale Agreement. The net purchase amount of the Aircraft, after application of deposits and maintenance reserves held pursuant to the operating lease, was approximately $14,280,000 (the “Net Purchase Amount”). The acquisition of the Aircraft, which was consummated on July 11, 2025, is the first aircraft of which the Company has taken ownership.

The Net Purchase Amount was financed (the “Loan”) by the Company pursuant to that certain Loan Agreement by and among, MSN 3101 Acquisition LLC, a Delaware limited liability company (“MSN 3101 Acquisition””), which is a subsidiary of the Subsidiary; Bank of Utah, a Utah corporation not in its individual capacity but solely as owner trustee of the MSN 3101 Trust (the “Owner Trustee” and together with MSN 3101 Acquisition the “Borrowers”); volofin Capital Management Ltd., as arranger; volofin Holdings Designated Activity Company, as agent of the lenders and security agent for the financing parties; and the lenders party thereto (the “Loan Agreement”). Pursuant to the Loan Agreement, the Borrowers issued a one-time utilization request to borrow an aggregate amount of $14,650,000 (the “Loan Amount”), and on July 11, 2025, pursuant to a promissory note, the Borrowers incurred indebtedness equal to the Loan Amount.

The Borrowers shall repay the Loan Amount in monthly installments equal to not less than the Minimum Monthly Repayment (as defined below) and all remaining outstanding indebtedness shall be due and payable on the earlier of (i) March 1, 2031, and (ii) the day immediately prior to the next scheduled 12Y-Check for the Aircraft. Interest on the Loan will accrue at the rate of 8.84 % per annum. The Minimum Monthly Repayment shall equal (i) for the first twelve monthly payments, $375,000, (ii) for the subsequent twelve monthly payments, $300,000 and (iii) for each monthly payment thereafter, $225,000.

The Borrowers may repay the Loan at their option, in whole or in part, on any Payment Date (as defined in the Loan Agreement) in an amount equal to the principal balance (or any portion) thereof, accrued and unpaid interest thereon (the “Repayment Amount”) and, if applicable, a premium calculated as follows:

•
On or prior to July 11, 2026, 3% of the amount prepaid;
•
On or prior to July 11, 2027, 2% of the amount prepaid;
•
On or prior to July 11, 2028, 1% of the amount prepaid;
•
Thereafter, 0%.

Subject to certain materiality thresholds, qualifications, exceptions, and grace and cure periods, the Loan Agreement also includes certain customary provisions for mandatory prepayment of the amount outstanding under the Loan, including total loss of the Aircraft, an event of default under the lease, sale of the Aircraft, breach of the “loan to value” covenant test, or findings of illegality, among other terms.

In addition, pursuant to certain Security Documents (as defined in the Loan Agreement) the Loan is secured by a perfected first priority security interest in the Aircraft, a membership pledge of MSN 3101 Acquisition, a beneficial interest assignment of the MSN 3101 Trust, a collateral assignment of an intercompany lease of the Aircraft from the Owner Trustee to the Subsidiary, and is guaranteed by the Subsidiary.

The foregoing description of the Loan Agreement and the applicable certain Security Documents does not purport to be complete and is qualified in its entirety by reference to the definitive agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 7.01	Regulation FD

On July 14, 2025, the Company issued a press release. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the press release are deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Exhibits
Exhibit No.	Name
99.1	Press release dated July 14, 2025.
104

Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL CROSSING AIRLINES GROUP INC.

Date: July 15, 2025	By:	/s/ Ryan Goepel
Name: Ryan Goepel Title: President and Chief Financial Officer